Exhibit 2.1

**Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4)

TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

BY AND BETWEEN

GENENTECH, INC.,

F. HOFFMANN-LA ROCHE LTD

AND

OCERA THERAPEUTICS, INC.

**Confidential Treatment Requested**

i

1.39	“Territory”	5
1.40	“Third Party”	5
1.41	“Upfront Payment”	5

Article 2 Technology Transfer		5

2.1	Program Managers	5
2.2	Technology Transfer	5
2.3	Transfer of Title to Certain Technology	6
2.4	Effect on Prior Licensee Agreements	6
2.5	Remaining Compound Libraries	8

Article 3 Payments by Licensee to Ocera		8

3.1	Upfront Payment	8

Article 4 License		9

4.1	License to Licensee	9
4.2	Maintenance of Ocera IP	9
4.3	Expansion of Ocera IP	10
4.4	No Implied Licenses	10

Article 5 Licensee’s Rights and Responsibilities		10

5.1	Research, Development, Manufacturing and Commercialization	10
5.2	Diligence	10

Article 6 Intellectual Property		10

6.1	Ownership of Ocera IP	10
6.2	Patent Prosecution and Maintenance	10
6.3	Patent Enforcement and Defense	11
6.4	Bankruptcy Matters	11

Article 7 Confidentiality		12

7.1	Disclosure and Use of Confidential Information	12
7.2	Exceptions	12
7.3	Authorized Disclosures	13
7.4	Prohibited Disclosures	13
7.5	Continuing Obligation	13

Article 8 Public Disclosures; Use of Names		14

8.1	Press Releases and Other Public Disclosures	14
8.2	Use of Names	15

Article 9 Term; Termination		15

9.1	Term	15
9.2	Termination for Material Breach	15
9.3	Effects of Termination or Expiration	15

**Confidential Treatment Requested**

ii

Article 10 Representations, Warranties and Covenants		16

10.1	Ocera Representations and Warranties	16
10.2	Licensee Representations and Warranties	17
10.3	Ocera Covenants	17
10.4	Licensee Covenants	18
10.5	Disclaimers	18

Article 11 Indemnification; Limitation on Liability; Mutual Releases		18

11.1	Indemnification	18
11.2	Limitation on Liability	20
11.3	Mutual Releases	20

Article 12 Dispute Resolution		20

12.1	Internal Resolution	20
12.2	Arbitration	21
12.3	Subject Matter Exclusions	22

Article 13 Miscellaneous		22

13.1	Notices	22
13.2	Governing Law	24
13.3	Actions of Affiliates	24
13.4	Assignment	24
13.5	Force Majeure	25
13.6	Relationship of the Parties	25
13.7	Amendment; Waiver	26
13.8	Construction; Captions	26
13.9	Severability	26
13.10	Entire Agreement	26
13.11	Counterparts; Facsimiles	26

Exhibits

Exhibit A	Technology Equipment

Exhibit B	Technology Know-How

Exhibit C	Technology Materials

Exhibit D	Identified Consultants

Exhibit E	Ocera Exclusive Patents

Exhibit F	Ocera Non-Exclusive COM Patents
	(Identified by the Parties as of the Effective Date)

Exhibit G	Excluded Compounds

**Confidential Treatment Requested**

iii

TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

THIS TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (“Agreement”) is made and entered into, effective as of December 13, 2013 (“Effective Date”), by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“GNE”); F. Hoffmann-La Roche, Ltd, having a principal place of business at Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”) (GNE and Roche, individually and collectively, referred to as “Licensee”); and Ocera Therapeutics, Inc., a Delaware corporation, having a principal place of business at 525 University Avenue, Suite 610, Palo Alto, California 94301 (“Ocera”).  Licensee and Ocera are each referred to, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

A.                                    In July 2013, Ocera Therapeutics, Inc. merged with Tranzyme, Inc., and the combined company is named Ocera Therapeutics, Inc.

B.                                    Prior to such merger, Tranzyme entered into a certain agreement with GNE and a certain agreement with Roche, and as a result of the studies performed under such agreements (which were assigned to Ocera), the Parties wish to enter into this Agreement.

C.                                    As a result of such merger, Ocera acquired from Tranzyme certain equipment, compounds and other tangible materials, as well as the MATCH discovery and chemistry platform.

D.                                    Ocera wishes to transfer ownership of such equipment and tangible materials to GNE and Roche and to grant a license to GNE and Roche under Ocera’s related intellectual property rights.

E.                                     GNE and Roche are engaged in the research, development, manufacture and sale of pharmaceutical products and wish to purchase such equipment and tangible materials and to receive such license.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Ocera agree as follows:

**Confidential Treatment Requested**

Article 1
Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise specifically indicated.

1.1                               “Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party.  For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.  With respect to Licensee, for purposes of this Agreement, [*]  shall not be considered Licensee Affiliates, unless and until Licensee elects to include one or more of such business entities as a Licensee Affiliate, by providing written notice to Ocera of such election.

1.2                               “Bankruptcy Code” means Title 11 United States Code, or any comparable bankruptcy and insolvency laws in any jurisdiction.  References in this Agreement to particular paragraphs or other sections of the Bankruptcy Code shall refer to the United States Bankruptcy Code and, with respect to the Bankruptcy Code of another jurisdiction, shall be interpreted to the extent applicable to such Bankruptcy Code mutatis mutandis.

1.3                               “BMS Agreement” is defined in the definition of Prior Third Party Agreements.

1.4                               “Completion of Technology Transfer” is defined in Section 2.2(c).

1.5                               “Compound” means a chemical compound having both (a) [*] provided, however, Compounds exclude the Excluded Compounds.

1.6                               “Confidential Information” means nonpublic information of a Party that is disclosed in connection with this Agreement (whether orally, electronically, visually or in writing) by or on behalf of such Party to the other Party or its designee.  The terms and conditions of this Agreement are deemed to be the Confidential Information of Licensee, subject to Ocera’s rights to disclose such information under Article 7 and Article 8.  In addition, the following are deemed to be the Confidential Information of Licensee and deemed to have been disclosed by Licensee (as the Disclosing Party) to Ocera (as the Receiving Party) and to not be already known by Ocera, including for purposes of Section 7.2(a):  (a) Identified Technology Know-How; (b) chemical structures and identities of library compounds of “Libraries” as listed in Exhibit C; and (c) chemical structures and identities of compounds to Prior Targets.

1.7                               “Consultancy Rights” is defined in Section 2.2(b).

1.8                               “Controlled by” or “Control,” or the like, means the possession by a party (whether by virtue of ownership, license or otherwise) of, (a) with respect to materials or

**Confidential Treatment Requested**

information, the right to physical possession of those items, with the right to provide them to a Party or a Third Party or (b) with respect to intellectual property rights, the right to grant a license, sublicense or other right to exploit as provided for in this Agreement, in the case of either (a) or (b), without violating (i) any law or governmental regulation or (ii) the terms of any agreement with a Third Party.

1.9                               “Disclosing Party” is defined in Section 7.1.

1.10                        “Dispute” or “Disputed Matter,” or the like, means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof.

1.11                        “Excluded Compounds” means the Compounds identified on Exhibit G.

1.12                        “Field” means any use.

1.13                        “GNE MTA” is defined in the definition of Prior Licensee Agreements.

1.14                        “Hitcreate 1 Library” means the library referred to in Exhibit C as HC1.

1.15                        “Identified Consultants” means, individually and collectively, each of the individuals identified on Exhibit D.

1.16                        “Identified Technology Know-How” means the Technology Know-How identified on Exhibit B.

1.17                        “Know-How” means scientific or other technical information, including chemical identities and structures, research results, data, assays, protocols, methods, processes, techniques, models, designs and databases.

1.18                        “Letter of Intent” is defined in the definition of Prior Licensee Agreements.

1.19                        “License” is defined in Section 4.1(a).

1.20                        “Notice of Completion” is defined in Section 2.2(d).

1.21                        “Notice of Deficiency” is defined in Section 2.2(d).

1.22                        “Ocera Exclusive Know-How” means, subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, all Know-How owned or Controlled by Ocera or its Affiliates (a) as of the Effective Date or (b) during the term of this Agreement (subject to Section 13.4), that arises under a Prior Third Party Agreement (to the extent permitted under the applicable Prior Third Party Agreement), in all cases under clauses (a) and (b), provided that such Know-How is necessary or useful to make, use, offer for sale, sell and/or import Compounds and Products in the Field in the Territory.

**Confidential Treatment Requested**

1.23                        “Ocera Exclusive Patents” means, subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, the Patents identified on Exhibit E.  The Ocera Exclusive Patents include any Ocera Non-Exclusive COM Patent that is deemed to be an Ocera Exclusive Patent under Section 6.2(d).

1.24                        “Ocera IP” means, individually and collectively, the Ocera Exclusive Know-How, Ocera Exclusive Patents and Ocera Non-Exclusive Patents.

1.25                        “Ocera Non-Exclusive COM Patents” means, subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, those Patents within the Ocera Non-Exclusive Patents that claim the composition of matter of any Compound, including the Patents identified on Exhibit F.

1.26                        “Ocera Non-Exclusive Patents” means, subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, all Patents owned or Controlled by Ocera or its Affiliates (a) as of the Effective Date or (b) during the term of this Agreement (subject to Section 13.4), that (i) arise under a Prior Third Party Agreement (to the extent permitted under the applicable Prior Third Party Agreement) or (ii) claim, describe or otherwise relate to Excluded Compounds, in all cases under clauses (a) and (b), provided that such Patents are necessary or useful to make, use, offer for sale, sell and/or import Compounds and Products in the Field in the Territory; provided, however, the Ocera Non-Exclusive Patents exclude the Ocera Exclusive Patents.

1.27                        “Patents” means all patents and patent applications, in any country, including any reissues, extensions, supplementary protection certificates, registrations, divisions, continuations, continuations-in-part, reexaminations, substitutions or renewals thereof.

1.28                        “Prior Licensee Agreements” means (a) the [*].

1.29                        “Prior Target” means [*]

1.30                        “Prior Third Party Agreements” means (a) the Strategic Collaboration Agreement, dated December 4, 2009, by and between Tranzyme, Inc. and Bristol-Myers Squibb Company, excluding any amendments (explicit or implicit) thereto subsequent to its original execution, other than extensions to the Research Program Term (as defined in such agreement) through December 31, 2012 (“BMS Agreement”) and (b) the Co-Development Agreement, dated August 10, 2012, by and between Tranzyme, Inc. and Southern Research Institute, excluding any amendments (explicit or implicit) thereto subsequent to its original execution.  For clarity, Ocera may amend the Prior Third Party Agreements, provided that any such amendments do not adversely affect Licensee’s rights under this Agreement, including the scope of the License or rights to prosecute, maintain, enforce and defend certain Patents under Article 6.

1.31                        “Product” means a product that contains a Compound.

1.32                        “Program Manager” is defined in Section 2.1.

**Confidential Treatment Requested**

1.33                        “Receiving Party” is defined in Section 7.1.

1.34                        “Roche Collaboration and Option Agreement” is defined in the definition of Prior Licensee Agreements.

1.35                        “Technology” means, individually and collectively, the Technology Equipment, Technology Know-How and Technology Materials.

1.36                        “Technology Equipment” means the equipment identified on Exhibit A.

1.37                        “Technology Know-How” means all Know-How within the definition of Ocera Exclusive Know-How that is available in electronic or tangible form (e.g., written or graphic), including the Identified Technology Know-How.

1.38                        “Technology Materials” means the tangible materials identified on Exhibit C.

1.39                        “Territory” means worldwide.

1.40                        “Third Party” means any person or entity other than a party to this Agreement.

1.41                        “Upfront Payment” is defined in Section 3.1.

Article 2
Technology Transfer

2.1                               Program Managers.  Promptly following the Effective Date, GNE, Roche and Ocera shall each designate an individual to act as its primary contact for matters related to the Technology transfer under Section 2.2 (each, such Party’s “Program Manager”) and to serve in such capacity until the Notice of Completion is delivered, in accordance with Section 2.2(d).  References to the Program Managers, to Licensee’s Program Manager, or the like, include both GNE’s Program Manager and Roche’s Program Manager.  A Party may replace its Program Manager at any time by notifying the other Party’s Program Manager in writing (which may be by email).

2.2                               Technology Transfer.

(a)         Transfer; Costs.  Ocera commenced the transfer of certain items included in the Technology to Roche, GNE and/or a designated Third Party pursuant to the Letter of Intent.  Pursuant to this Agreement, Ocera shall complete the transfer of the Technology to Roche, GNE and/or a designated Third Party, in accordance with this Agreement.  Licensee [*]

(b)         Consultancy Rights.  Ocera shall grant to each of the Identified Consultants [*] as necessary for such Identified Consultant to advise Licensee on

**Confidential Treatment Requested**

using the Technology consistent with the scope of rights granted to Licensee under this Agreement, including exercising the License (“Consultancy Rights”).  Further, [*]  The Consultancy Rights must be in effect no later than the Effective Date and continue after the termination of an Identified Consultant’s employment with Ocera.  Ocera agrees that the Identified Consultants may exercise the Consultancy Rights, whether as consultants to, or employees of, Licensee.

(c)          Completion of Technology Transfer.  The “Completion of Technology Transfer” means that: (a) Licensee has received and accepted all of the Technology Equipment, Identified Technology Know-How and Technology Materials and (b) Ocera has granted the Consultancy Rights and delivered written notice (via one of the means specified in Section 13.1) of such grant to Licensee’s Program Manager.  As used in the definition of Completion of Technology Transfer, “accepted” means that (i) the Technology Equipment was delivered in working order; (ii) the Identified Technology Know-How was delivered in a readable condition; and (iii) the Technology Materials were delivered in a usable condition, in each case, in all material respects.  Ocera acknowledges that the Technology Know-How may include items that are related to the items in the Identified Technology Know-How and agrees to deliver any such related items in a readable condition to Licensee as soon as practicable.

(d)         Notice of Completion; Notice of Deficiency.  No later than January 10, 2014, Licensee shall deliver notice to Ocera’s Program Manager in writing (which may be by email) that either (i) indicates the Completion of Technology Transfer has occurred (“Notice of Completion”) or (ii) identifies the items of the Technology that Licensee in good faith believes (A) have not been transferred or (B) have been transferred, but are not acceptable (including a description of the deficiencies) (“Notice of Deficiency”).  If Licensee delivers a Notice of Deficiency, the Parties’ Program Managers shall promptly confer (including by teleconference) to resolve the outstanding issues (subject, if necessary, to final resolution in accordance with Section 12.1).  After the outstanding issues are resolved, Licensee shall promptly deliver the Notice of Completion to Ocera’s Program Manager.

2.3                               Transfer of Title to Certain Technology.  Effective automatically upon Ocera’s receipt of the Upfront Payment, as between Ocera and Licensee, all right, title and interest in and to all of the Technology Equipment, Identified Technology Know-How and Technology Materials shall transfer to Licensee.

2.4                               Effect on Prior Licensee Agreements.  Effective automatically upon Ocera’s receipt of the Upfront Payment, the Prior Licensee Agreements shall terminate (if still in effect) and, in any event and notwithstanding anything to the contrary in the Prior Licensee Agreements (including any surviving provisions thereof), the provisions of this Section 2.4 shall apply.

**Confidential Treatment Requested**

(a)         Materials.  The Parties acknowledge that Licensee possesses certain materials pursuant to the Prior Licensee Agreements that are the same substances as those included in the Technology Materials.  The Parties agree that any such materials are deemed to be Technology Materials under this Agreement and shall not be required to be returned pursuant to the applicable Prior Licensee Agreement upon its termination.  By way of example, but not limitation, Licensee shall own such materials and has the right to use such materials for any purposes and to transfer such materials to Third Parties for any purposes, subject to intellectual property rights controlled by Ocera under which Licensee does not have a license.

(b)         Know-How.  The Parties acknowledge that the Prior Licensee Agreements included certain limitations on the Parties’ rights to use [*]   The Parties agree that any such limitations are terminated with respect to Licensee, but not with respect to Ocera or its Affiliates.  By way of example, but not limitation, Licensee has the right to publish or use for any purposes the data and other results generated under the Prior Licensee Agreements and file patent applications claiming resulting inventions, including Compounds and methods of making and using Compounds.

(c)          Confidential Information.  The Parties acknowledge that Ocera knows the identity of [*] and agree that, notwithstanding anything to the contrary in the [*], the identities of [*] are solely the Confidential Information of Licensee.  Further, the Parties acknowledge that Licensee possesses certain information of Ocera or its Affiliates pursuant to the Prior Licensee Agreements that is included in the Technology Know-How.  The Parties agree that any such confidential information is deemed to be the Confidential Information of Licensee and deemed to have been disclosed by Licensee (as the Disclosing Party) to Ocera (as the Receiving Party) and to not be already known by Ocera, including for purposes of Section 7.2(a).  By way of example, but not limitation, information related to materials provided to Licensee under the [*] is the Confidential Information of Licensee under this Agreement.

(d)         Termination of Certain Sections.  Notwithstanding Section 17 of the [*] and Section 31 of the [*], the following are deemed to be terminated as of the date of termination of the Prior Licensee Agreements:  (i) Sections 5 and 10 of the [*] and (ii) Sections 1, 2, 4, 5, 6, 7, 14, 15 (including Section 15(d) added in paragraph 5 of Amendment No. 2), 20, 21 and 23 of the [*], as well as the provisions added to the [*] by paragraphs 1, 2 [*] and 5 of Amendment No. 2 and by paragraphs 1, 2 [*] and 3 of Amendment No. 3.

(e)          Miscellaneous.  In addition to the above, any other terms and conditions in the Prior Licensee Agreements that are inconsistent with the intent of

**Confidential Treatment Requested**

the Parties under this Agreement shall be deemed to be deleted or modified to the extent necessary to be consistent herewith.

2.5                               Remaining Compound Libraries.  Upon Ocera’s receipt of the Upfront Payment, (a)  Ocera shall destroy all copies of compound libraries remaining in its possession that contain Compounds that are subject to any rights granted to [*] as of the Effective Date of this Agreement and (b) any rights that Ocera or its Affiliates may have retained pursuant to a [*] shall automatically terminate.

Article 3
Payments by Licensee to Ocera

3.1                               Upfront Payment.

(a)         Amount.  Licensee shall pay to Ocera a one-time, upfront payment of $4,000,000 (“Upfront Payment”), in accordance with Section 3.1(b).  The Parties agree that the Upfront Payment is in consideration for the transfers with respect to the Technology Equipment, Identified Technology Know-How and Technology Materials under Section 2.3 and the grant of the License under Section 4.1.

(b)         Invoices; Payment.  The Upfront Payment shall paid in two (2) installments (for purposes of this Section 3.1(b), each an “Installment”): (i) $3,000,000, following execution of this Agreement by all Parties and (ii) $1,000,000, following Ocera’s receipt of the Notice of Completion.  With respect to each Installment, Ocera shall invoice Licensee for the total amount of such Installment by sending two invoices, [*]  Ocera shall send one such invoice to each of (i) GNE, to Genentech, Inc., 1 DNA Way, South San Francisco, California 94080, [*] and (ii) Roche, to F. Hoffmann-La Roche, Ltd, Accounts Payable, Grenzacherstrasse 124, CH 4070 Basel, Switzerland, [*].  Licensee shall pay each Installment within [*] of receiving such invoices from Ocera.  Installment payments shall be made in United States dollars, in immediately available funds, by wire transfer to a United States based account to be identified by the payee.  For clarity, any references in this Agreement to “receipt of the Upfront Payment” (or the like) mean receipt of payment for both Installments (i.e., receipt of the total Upfront Payment).

(c)          Taxes.  Each Party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes.  Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes.  All payments made under this Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes.  Each Party shall be entitled to deduct from its payments to the other Party under this

**Confidential Treatment Requested**

Agreement the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of the other Party (and not refunded or reimbursed).  Each Party shall deliver to the other Party, upon request, proof of payment of all such withholding taxes.  Each Party shall provide reasonable assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law, regulation or double tax treaty.

Article 4
License

4.1                               License to Licensee.

(a)         License Grant.  Ocera and its Affiliates hereby grant to Licensee a fully-paid up, irrevocable (in accordance with Section 4.1(c)), perpetual, sublicensable (in accordance with Section 4.1(b)) license that is (i) exclusive (even as to Ocera and its Affiliates) under the Ocera Exclusive Patents and Ocera Exclusive Know-How and (ii) non-exclusive under the Ocera Non-Exclusive Patents, in all cases, to make, use, offer for sale, sell and import Compounds and Products in the Field in the Territory.  For clarity, the foregoing activities include conducting research, development, commercialization and manufacturing activities with respect to Compounds and Products (“License”).

(b)         Sublicenses; Exercise of Licensed Rights by Third Parties.  Licensee may sublicense the rights under the License, and any rights under such sublicense may be further sublicensed to multiple tiers of sublicensees.  Further, the rights under the License may be exercised by a Third Party on behalf of Licensee (or a sublicensee) without the grant of a sublicense of such rights.

(c)          Irrevocable License.  Effective automatically upon Ocera’s receipt of the Upfront Payment, the License becomes irrevocable.  Accordingly, Ocera acknowledges and agrees that the License shall then continue in effect, notwithstanding any event, including a material breach, or the termination or expiration, of this Agreement.  Notwithstanding anything to the contrary in this Agreement, Ocera shall have no obligation to disclose to Licensee the existence or scope of any Ocera Non-Exclusive Patents or Ocera Exclusive Know-How, other than what is disclosed in the Exhibits to this Agreement or is disclosed as part of the Technology transfer under Section 2.2.

4.2                               Maintenance of Ocera IP.  Ocera shall not license (except to Licensee pursuant to the License and other rights granted under this Agreement), assign, dispose of, encumber or otherwise impair any portion of its interest in the Ocera Exclusive Patents and Ocera Exclusive Know-How that relates to any Compound or Product; provided, however, in no event shall this

**Confidential Treatment Requested**

provision limit Ocera’s right to assign this Agreement in accordance with Section 13.4.  Ocera shall notify Licensee within [*] after Ocera first learns of any circumstances relating to the Ocera Exclusive Patents and Ocera Exclusive Know-How that could adversely affect the License.

4.3                               Expansion of Ocera IP.  The provisions of this Section 4.3 shall apply with respect to any rights that would otherwise be included in the scope of the Ocera IP, but which are excluded because such rights were granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement (for purposes of this Section 4.3, “Excluded Rights”).  In the event, and to the extent, that the grant of Excluded Rights to a Third Party is terminated: (a) such terminated Excluded Rights shall automatically be included in the scope of the Ocera IP and the License and (b) Ocera shall promptly notify Licensee of such event, including a description of such terminated Excluded Rights.

4.4                               No Implied Licenses.  Except as otherwise expressly provided in this Agreement, this Agreement does not grant any right or license to either Party under any of the other Party’s intellectual property rights, and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties.

Article 5
Licensee’s Rights and Responsibilities

5.1                               Research, Development, Manufacturing and Commercialization.  As between the Parties, Licensee has the [*] performing research, development, manufacturing and commercialization activities related to Compounds and Products in the Field in the Territory.

5.2                               Diligence.  Ocera acknowledges and agrees that Licensee [*] performing research, development, manufacturing and commercialization activities related to Compounds and Products.

Article 6
Intellectual Property

6.1                               Ownership of Ocera IP.  Subject to the License and other rights granted to Licensee under this Agreement, as between the Parties, Ocera shall [*]

6.2                               Patent Prosecution and Maintenance.

(a)         Definition.  For purposes of Section 6.2, “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including reexaminations, reissues, assignments, applications for patent term extensions and supplementary protection

**Confidential Treatment Requested**

certificates, interferences, derivation proceedings, oppositions, litigations, arbitrations and other similar proceedings with respect to such Patent.

(b)         Ocera Non-Exclusive Patents.  Subject to Section 6.2(d), as between the Parties, Ocera shall, [*] (on a case by case basis).

(c)          Ocera Exclusive Patents.  As between the Parties, and subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, Licensee shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain any or all Patents within the Ocera Exclusive Patents (on a case by case basis).

(d)         Ocera Non-Exclusive COM Patents.  The Ocera Non-Exclusive COM Patents identified by the Parties as of the Effective Date are listed on Exhibit F.  Ocera shall notify Licensee of any additional Ocera Non-Exclusive COM Patents that Ocera becomes aware of or are filed after the Effective Date, within [*]  Subject to any rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, if Ocera elects (at its sole discretion) to [*] (i) Ocera shall notify Licensee of such election at least [*] (ii) Licensee shall thereafter, [*] by providing notice to Ocera of such election; and (iii) Ocera shall promptly furnish to Licensee a copy of any such Non-Exclusive COM Patent that Licensee elects to [*].  Any Ocera Non-Exclusive COM Patent that Licensee elects to [*] shall, as of such election, be deemed to be [*]

6.3                               Patent Enforcement and Defense.  The rights and obligations of each Party with respect to the enforcement and defense of a given Patent (including settling related claims, suits or actions) shall be the same as the rights and obligations of such Party with respect to the Prosecution and Maintenance of such Patent mutatis mutandis.  In the event that a Party takes action to enforce or defend a given Patent, the other Party, at the acting Party’s expense, shall provide all reasonable assistance and cooperation, including, by way of example, being joined as a party to the action or transferring ownership of such Patent to the acting Party, providing any necessary powers of attorney and executing any other required documents or instruments for such purposes.

6.4                               Bankruptcy Matters.

(a)   Retention of Rights.  The License and other rights granted under or pursuant to this Agreement by Ocera to Licensee are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under paragraph 101(35A) of the Bankruptcy Code.  The Parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

**Confidential Treatment Requested**

(b)         Patent Prosecution.  Licensee acknowledges that certain Ocera [*]  The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against Ocera under the Bankruptcy Code, to the extent consistent with the Bankruptcy Code and Ocera’s existing obligations to such Third Parties, and to the extent permitted by Ocera’s trustee, [*]

Article 7
Confidentiality

7.1                               Disclosure and Use of Confidential Information.  Except to the extent expressly authorized by this Agreement, each Party (in context, referred to as the “Receiving Party”) in possession of the Confidential Information of the other Party (in context, referred to as the “Disclosing Party”) agrees to: (a) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party (other than by Licensee to an Affiliate under an obligation of confidentiality) and (b) only use (or permit the use of) the Disclosing Party’s Confidential Information in connection with activities contemplated by this Agreement or in order to further the purposes of this Agreement.  Except as otherwise expressly provided in this Agreement, nothing in Article 7 shall restrict either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever.

7.2                               Exceptions.  The obligations of the Receiving Party set forth in Section 7.1 shall not apply to the Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes by written evidence that such Confidential Information:

(a)         was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the Disclosing Party;

(b)         was generally available to the public or otherwise part of the public domain at the time of its disclosure by the Disclosing Party;

(c)          became generally available to the public or otherwise part of the public domain, other than through any act or omission of the Receiving Party in breach of this Agreement, after its disclosure by the Disclosing Party;

(d)         was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e)          was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(f)           is no longer subject to the provisions of Section 7.1 by the prior written consent of the Disclosing Party.

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7.3                               Authorized Disclosures.

(a)         Legal Compliance.  A Party may disclose the other Party’s Confidential Information if such disclosure is required by law, rule or regulation (including to comply with the order of a court or governmental regulations), but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except for disclosures otherwise permitted under Section 7.3, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to the other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b)         Regulatory Authorities.  Licensee may disclose Ocera’s Confidential Information to the extent such disclosure is required to comply with applicable governmental regulations or to conduct preclinical or clinical studies related to Compounds or Products.

(c)          Patent Prosecution.  Licensee may disclose Ocera’s Confidential Information to the extent such disclosure is reasonably necessary for the filing or publication of any patent application or patent.

(d)         Permitted Third Parties.  Licensee may disclose and grant use of particular Confidential Information of Ocera to Licensee’s permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors as Licensee reasonably determines is necessary to receive the benefits of or fulfill its obligations under this Agreement; provided, however, any such permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors must be contractually bound in writing by obligations reasonably similar to those set forth in Section 7.1.  Ocera or its Affiliates may disclose the terms of this Agreement (or a summary thereof), to the extent reasonably necessary, to any bona fide potential or actual investor, acquiror, merger partner, licensee, sublicensee, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship with a bona fide written offer; provided, however any such permitted disclosees must be contractually bound in writing by obligations reasonably similar to those set forth in Section 7.1.

7.4                               Prohibited Disclosures.  As of the Effective Date and unless and until this Agreement terminates prior to Ocera’s receipt of the Upfront Payment, Ocera shall not disclose to any Third Party any of its Confidential Information that could otherwise become the Confidential Information of Licensee under Section 2.4(c).

7.5                               Continuing Obligation.  Article 7 shall survive the expiration or termination of this Agreement for a period of [*]

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Article 8
Public Disclosures; Use of Names

8.1                               Press Releases and Other Public Disclosures.

(a)         Definition.  For purposes of Section 8.1, a “Disclosure” means a press release or other public disclosure concerning this Agreement or the subject matter hereof, including (i) the terms and conditions of this Agreement; (ii) the identities [*]; and (iii) [*]  Disclosures include public communications that contain previously disclosed information.  The provisions of Section 8.1 are in addition to the provisions of Article 7.

(b)         Disclosure Required by Law.  In the event that Ocera reasonably concludes that a Disclosure is required by law, rule or regulation (including the disclosure requirements of the Securities and Exchange Commission or the securities exchange or other stock market on which Ocera’s securities are traded (for purposes of Section 8.1, collectively, an “Exchange”)) and Licensee would prefer not to make such Disclosure, Ocera shall reasonably cooperate with Licensee to address any concerns regarding such Disclosure; provided, however, Ocera shall have the right to make such Disclosure if it determines in its reasonable discretion that such Disclosure is required by law, rule or regulation.  Ocera agrees that it shall obtain its own legal advice with regard to its compliance with securities laws, rules and regulations, and will not rely on any statements made by Licensee relating to such securities laws, rules and regulations.

(c)          Filing of Agreement.  With respect to complying with the disclosure requirements of an Exchange, in connection with any required filing of this Agreement with such Exchange, Ocera shall, at the request of Licensee, seek confidential treatment for portions of this Agreement from such Exchange provided that Ocera believes such treatment is consistent with applicable laws, rules and regulations.  Ocera shall provide Licensee with the opportunity, for [*] (before the date of the proposed filing), to review and comment on any such proposed filing, and shall thereafter provide reasonable advance notice and opportunity for comment on any subsequent changes to such filing.

(d)         Other Disclosures By Ocera.  Except for Disclosures covered by other provisions of Section 8.1, if Ocera desires to make a Disclosure, it shall obtain Licensee’s prior written approval for the proposed Disclosure, which approval may be granted in Licensee’s sole discretion.

(e)          Disclosures By Licensee.  Ocera hereby agrees that Licensee may make Disclosures in its sole discretion, and that such Disclosures shall not be subject to either review or approval by Ocera; provided, however, Licensee shall

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provide Ocera, reasonably in advance of issuance, any press release or public announcement issued regarding the terms of this Agreement, and consider in good faith any comments from Ocera.

8.2                               Use of Names.  Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name, trade name or trademarks of the other Party or its Affiliates in connection with the performance of this Agreement.

Article 9
Term; Termination

9.1                               Term.  This Agreement shall be effective as of the Effective Date.  Unless sooner terminated as provided in Article 9, this Agreement shall continue in effect until the expiration of the last-to-expire claim in the Ocera Exclusive Patents.

9.2                               Termination for Material Breach.  Each Party has the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach [*] after such notice from the terminating Party requesting cure of such breach.  Any such termination shall become effective at the end of [*] period unless the breaching Party has cured such breach prior to the end of such period.  Any right to terminate under this Section 9.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to be in material breach initiates Dispute resolution in accordance with Article 12 with respect to the alleged breach, which stay and tolling shall continue until such Dispute is resolved in accordance with Article 12.

9.3                               Effects of Termination or Expiration.

(a)         Accrued Rights and Obligations.  Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination.  Any right that a Party has to terminate this Agreement, and any rights that such Party has under Article 9, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including rights under the Bankruptcy Code.

(b)         Survival.  Except as otherwise expressly provided in this Agreement, the following shall survive this Agreement’s expiration or termination for any reason:  Section 6.1, Section 6.4, Section 9.3 and Article 4, Article 5, Article 7, Article 8, Article 10, Article 11, Article 12 and Article 13 (as applicable).  To the extent applicable to a Section or Article that survives the expiration or termination of this Agreement, any other Sections and Articles that are (directly or indirectly) referenced in, or refer to, such surviving Section or Article shall survive.

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Article 10
Representations, Warranties and Covenants

10.1                        Ocera Representations and Warranties.  For purposes of this Section 10.1, references to Ocera shall be deemed to be “Ocera and its Affiliates.”  Ocera represents and warrants the following to Licensee as of the Effective Date:

(a)         Ocera has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement, to perform all of its obligations hereunder and to grant the licenses granted hereunder.

(b)         Ocera has not entered into any agreement with a Third Party that adversely affects Licensee by conflicting with Licensee’s rights or Ocera’s obligations under this Agreement.

(c)          Ocera has not agreed to grant in the future any license, sublicense or other right to exploit any intellectual property rights, within the scope of the Ocera IP, in any manner that conflicts in any way with the License.

(d)         Except for the rights granted to a Third Party pursuant to a Prior Third Party Agreement as of the Effective Date of this Agreement, Ocera has not granted any license, sublicense or other right to exploit any intellectual property rights within the scope of the Ocera IP to any Third Party that, but for such grant, would be included in the License.

(e)          Except as described in the definition of Prior Third Party Agreements, none of the Prior Third Party Agreements were amended (explicitly or implicitly, e.g., by way of a letter agreement) subsequent to the original execution thereof, and all Prior Third Party Agreement were assigned to Ocera Therapeutics, Inc.

(f)           And, as of the date transferred to Licensee pursuant to Section 2.2(a), the Technology Materials do not include any Compounds that are (i) subject to any exclusive rights granted to a Third Party, including pursuant to the Prior Third Party Agreements or (ii) within the definition of Collaboration Lead(s) (as that term is defined in the BMS Agreement).

(g)         And, as of the date transferred to Licensee pursuant to Section 2.2(a), the [*]

(h)         No Third Party has notified Ocera of any patent application filings under a Prior Third Party Agreement.

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(i)  The Patents listed in Exhibit E include all of the Patents owned or Controlled by Ocera that claim the composition of matter, manufacture or use of any Compound that is included in any library listed on Exhibit C.

(j)  With respect to the Patents listed in Exhibit E, all annuities and fees due have been paid, except for Patents identified as abandoned.

(k)  To Ocera’s knowledge (without any independent inquiry or due diligence), no Third Party intellectual property rights would be infringed by Licensee’s use of the Technology.

(l)  Ocera has not received written communication from any Third Party claiming that the manufacture, use, sale, offer for sale, or import of any Compound infringes or would infringe the Patents of any Third Party.

(m)  Ocera has not received any written communication from any Third Party threatening any action, suit or proceeding relating to the Ocera IP.

(n)  Ocera has no knowledge (without any independent inquiry or due diligence) of any actual or suspected infringement or misappropriation by a Third Party of the Ocera IP, or of any claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the Ocera IP.

10.2                        Licensee Representations and Warranties.  Licensee represents and warrants the following to Ocera as of the Effective Date:

(a)  Licensee has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

(b)  Licensee has not entered into any agreement with a Third Party that adversely affects Ocera by conflicting with Ocera’s rights or Licensee’s obligations under this Agreement.

10.3                        Ocera Covenants.  Ocera covenants the following to Licensee during the term of this Agreement:

(a)  Ocera shall not enter into any agreement with a Third Party that adversely affects Licensee by conflicting with Licensee’s rights or Ocera’s obligations under this Agreement.

(b)  Ocera shall not grant any license, sublicense or other right to exploit any intellectual property rights, within the scope of the Ocera IP, in any manner that conflicts in any way with the License.

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(c)  If a Third Party notifies (explicitly or implicitly) Ocera of any patent application filing under a Prior Third Party Agreement, to the extent permitted, Ocera shall notify Licensee of such filing.

10.4                        Licensee Covenants.  Licensee covenants the following to Ocera during the term of this Agreement:

(a)  Licensee shall not enter into any agreement with a Third Party that adversely affects Ocera by conflicting with Ocera’s rights or Licensee’s obligations under this Agreement.

10.5                        Disclaimers.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 11
Indemnification; Limitation on Liability; Mutual Releases

11.1                        Indemnification.

(a)  Definitions.  The following definitions are for purposes of Section 11.1:

(i)                                    “Claims” means claims, suits, actions, demands or other proceedings by any Third Party.

(ii)                                “Indemnitee” means, as applicable, an Ocera Indemnitee (as defined in Section 11.1(b)(i)) or a Licensee Indemnitee (as defined in Section 11.1(c)(i)).

(iii)                            “Losses” means any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation).

(b)  Indemnification by Licensee.

(i)                                    Indemnification Scope.  Licensee hereby agrees to indemnify, defend and hold harmless each of Ocera and its officers, directors, employees and agents (for purposes of Section 11.1, each, an “Ocera Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to (A) Licensee’s breach of Section 10.4 or of its representations or warranties under this Agreement or (B) the discovery, development, manufacture, use, handling, storage, sale or other disposition of Compounds or Products by

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Licensee under this Agreement, including with respect to any Product recall or other regulatory issues.  Licensee’s obligations under this Section 11.1(b)(i) shall not apply to the extent that any such Losses are attributable to (A) Ocera’s breach of Section 10.3 or its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any Ocera Indemnitees.

(ii)                                Indemnification Procedures.  Ocera shall (A) notify Licensee of any Claim for which it seeks to exercise its rights under Section 11.1(b)(i) as soon as reasonably possible after it receives notice of such Claim; (B) permit Licensee to assume the sole control of the defense thereof, including the right to settle or conclude such defense; (C) cooperate as reasonably requested (at the expense of Licensee) in the defense of such Claim; and (D) not settle such Claim without the express, prior written consent of Licensee.  Licensee’s obligations under Section 11.1(b)(i) shall not apply to amounts paid in settlement of any Claims if such settlement is effected without Licensee’s consent.

(c)  Indemnification by Ocera.

(i)                                    Indemnification Scope.  Ocera hereby agrees to indemnify, defend (if requested by Licensee) and hold harmless each of Licensee and its officers, directors, employees and agents (for purposes of Section 11.1, each, a “Licensee Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to (A) Ocera’s breach of Section 10.3 or its representations or warranties under this Agreement or (B) activities performed by Ocera under this Agreement.  Ocera’s obligations under this Section 11.1(c)(i) shall not apply to the extent that any such Losses are attributable to (A) Licensee’s breach of Section 10.4 or of its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any Licensee Indemnitees.

(ii)                                Indemnification Procedures.  Licensee shall notify Ocera of any Claim for which it seeks to exercise its rights under Section 11.1(c)(i) as soon as reasonably possible after it receives notice of such Claim.  If requested by Licensee, Ocera shall assume control of the defense thereof, with counsel mutually satisfactory to the Parties, including the right to settle or conclude such defense.  In the event that Licensee requests that Ocera assume such control, Licensee shall (A) cooperate as reasonably requested (at the expense of Ocera) in the defense of such Claim and (B) not settle such Claim without the express, prior written consent of Ocera.  Ocera’s obligations under Section 11.1(c)(i) shall not apply to amounts paid in settlement of any Claims if such settlement is effected without Ocera’s consent.

(d)  Limitations.  The failure of an Indemnitee to deliver notice to the other Party (for purposes of this Section 11.1(d), the “Indemnitor”) within a reasonable time after the commencement of any Claim for which such Indemnitee seeks to exercise its rights under Section 11.1, if prejudicial to the Indemnitor’s ability to defend such Claim, shall relieve the Indemnitor of its obligation to the Indemnitees under Section 11.1.  The Parties agree that only Ocera or Licensee may seek to exercise the rights under Section 11.1 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly seek to exercise such rights.

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11.2                        Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED; PROVIDED HOWEVER, NOTHING IN THIS SECTION 11.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 11.1.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE PARTIES AGREE THAT THE MAXIMUM LIABILITY OF EITHER PARTY FOR CLAIMS ARISING UNDER THIS AGREEMENT UNDER ANY CLAIM OR CAUSE OF ACTION (INCLUDING CONTRACT, TORT OR ANY CLAIM FOR INDEMNIFICATION) SHALL BE [*]; PROVIDED, HOWEVER, LIABILITY FOR BREACHES OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS IN [*]

11.3                        Mutual Releases.  Upon execution of this Agreement by all Parties, the provisions of Section 11.3 shall apply to each of Ocera and Licensee, respectively.  With respect solely to the Prior Licensee Agreements, a Party on behalf of itself, its subsidiaries, affiliates, parents, predecessors, successors and assigns or transferees, and each of their respective representatives, officers, agents, shareholders, partners, members, managers, directors, employees, successors and assigns, and any person or entity acting for or on behalf of any of them and each of them, (for purposes of this Section 11.3, collectively, such Party’s “Releasing Parties”) hereby irrevocably and unconditionally releases the other Party, its/their controlled entities, subsidiaries, affiliates, personal representatives, agents, employees, trustees, successors and assigns or transferees and each of their respective officers, agents, shareholders, partners, members, managers, directors, employees, and any person or entity acting for or on behalf of any of them and each of them, (for purposes of this Section 11.3, collectively, the other Party’s “Released Parties”) of and from any and all claims, liabilities, demands, obligations, amounts due, damages, losses, actions and causes of action of any nature and extent whatsoever arising from actions or failures to act that occurred prior to the Effective Date of this Agreement, to the fullest extent permitted by law, whether presently known or unknown, and whether based at law or in equity, that Releasing Parties may now have or claim to have against one or more of the Released Parties.

Article 12
Dispute Resolution

12.1                        Internal Resolution.  Except as otherwise expressly provided in this Agreement, any Disputes shall be first referred to a Licensee Vice President and an Ocera Vice President for resolution, prior to proceeding under the other provisions of Article 12.  A Dispute shall be referred to such executives upon one Party providing the other Party with notice that such Dispute exists, and such executives (or their designees) shall attempt to resolve such Dispute through good faith discussions.  In the event that such Dispute is not resolved within [*] of such other Party’s receipt of such notice, subject to Section 12.3, either Party may initiate the Dispute resolution provisions in Section 12.2.  The Parties agree that any discussions between such executives (or their designees) regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing.

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12.2                        Arbitration.

(a)  Rules.  Except as otherwise expressly provided in this Agreement (including under Section 12.3), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 12.1 shall be resolved through binding arbitration conducted by the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (for purposes of Article 12, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 13.2.

(b)  Arbitrators; Location; Language.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator.  All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (which may include judicial experience) or (ii) legal or business experience in the biotech or pharmaceutical industry.  In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii).  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator.  The arbitration proceedings shall be conducted in San Francisco, California.  The arbitration proceedings and all pleadings and written evidence shall be in the English language.  Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.

(c)  Procedures; Awards.  Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.”  The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made.  The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [*] after conclusion of the hearing, unless otherwise agreed by the Parties.  Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.

(d)  Costs.  The “prevailing” Party, as determined by the arbitrators, shall be entitled to (i) its share of fees and expenses of the arbitrators and (ii) its attorneys’ fees and associated costs and expenses.  In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue.  If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators

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shall order that the Parties (i) share equally the fees and expenses of the arbitrators and (ii) bear their own attorneys’ fees and associated costs and expenses.

(e)  Interim Equitable Relief.  Notwithstanding anything to the contrary in Section 12.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in Article 12, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the opportunity of the arbitrators to review the decision under Section 12.2.  Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

(f)  Protective Orders; Arbitrability.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.

12.3                        Subject Matter Exclusions.  Notwithstanding the provisions of Section 12.2, any Dispute not resolved internally by the Parties pursuant to Section 12.1 that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; and (b) that is issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

Article 13
Miscellaneous

13.1                        Notices.  Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 13.1.  Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent).  Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail.  Notices shall be sent to the other Party at the addresses set forth below.  Either Party may change its addresses for purposes of this Section 13.1 by sending written notice to the other Party.

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If to Ocera:

Ocera Therapeutics, Inc.
525 University Avenue
Suite 610
Palo Alto, CA 94301
USA
Attn: Linda S. Grais, M.D., President and Chief Executive Officer
Telephone: +1 (650) 475-0142
Facsimile: +1 (650) 521-5677

with a required copy to (which copy will not constitute notice):

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Kenneth J. Krisko
Telephone: +1 (703) 456-8581
Facsimile: +1 (703) 456-8100

If to Licensee:

Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
USA
Attn: Corporate Secretary
Telephone: +1 (650) 225-1000
Facsimile: +1 (650) 467-9146

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and to:

F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: Group Legal Department
Facsimile: +41 61 688 13 96

with a required copy to (which copies will not constitute notice):

Genentech, Inc.
1 DNA Way,
South San Francisco, CA 94080
Attn: Vice President, Genentech Partnering
Telephone: +1 (650) 225-1000
Facsimile: +1 (650) 225-3009

and to:

Genentech, Inc.
1 DNA Way,
South San Francisco, CA 94080
Attn: Global Head, Alliance Management and Operations
Telephone: +1 (650) 225-1000
Facsimile: +1 (650) 225-3009

13.2                        Governing Law.  This Agreement shall be governed by and construed under the laws of the [*], without regard to conflict of laws principles.  The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

13.3                        Actions of Affiliates.  Each Party may exercise its rights or perform its obligations under this Agreement personally or through one or more Affiliates, provided that such Party shall nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement.

13.4                        Assignment.

(a)  Generally.  Except as otherwise expressly provided in this Agreement, Ocera may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Licensee, such consent not to be unreasonably withheld.  Either Party may assign this Agreement, in its

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entirety, to (i) an Affiliate or (ii) to a Third Party in connection with a Change of Control (as defined in Section 13.4(b)) of such Party, provided, in each case, that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by the obligations of the assigning Party under this Agreement.  A copy of such writing shall be provided to the non-assigning Party [*] of the assignment.  Subject to the foregoing, this Agreement will inure to the benefit of and bind the Parties’ successors and assigns.  Any assignment in contravention of the foregoing shall be null and void.

(b)  Change of Control.  In the event of any transfer, conveyance or assignment of this Agreement by Ocera in connection with a Change of Control, in no event shall the Ocera IP include any [*] that would not otherwise be included but for such Change of Control, including that of any Third Party and/or Affiliate.  For purposes of Section 13.4, a “Change of Control” means the occurrence of any of the following: (i) a Party enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions with a Third Party; or (ii) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party; or (iii) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires all or substantially all of a Party’s assets relating to this Agreement.  Notwithstanding the foregoing, a stock sale by a Party to Third Parties (including any underwriters of a public offering of a Party’s capital stock) whether in a public or private transaction solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

13.5                        Force Majeure.  Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees.  If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto.  The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible.

13.6                        Relationship of the Parties.  The Parties to this Agreement are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a

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partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

13.7                        Amendment; Waiver.  Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party.  A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy.  A waiver will be effective only upon the written consent of the Party granting such waiver.

13.8                        Construction; Captions.  Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith.  Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.  Capitalized terms defined in the singular shall include the plural and vice versa.  The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively.  Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13.9                        Severability.  If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

13.10                 Entire Agreement.  This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

13.11                 Counterparts; Facsimiles.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages hereto, will be deemed to be an original.  Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

**Confidential Treatment Requested**

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

OCERA THERAPEUTICS, INC.		GENENTECH, INC.

By:	/s/ Linda Grais	By:	/s/ Richard H. Scheller

Name:	Linda Grais	Name:	Richard H. Scheller

Title:	CEO	Title:	Executive Vice President, Genentech Research and Early
Development

F. HOFFMANN-LA ROCHE LTD

By:	/s/ Jason Coloma	By:	/s/ Stefan Arnold

Name:	Jason Coloma	Name:	Stefan Arnold

Title:	Global Head of Venture & Innovation, Roche Partnering	Title:	Head Legal Pharma

**Confidential Treatment Requested**

EXHIBIT A

TECHNOLOGY EQUIPMENT

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**Confidential Treatment Requested**

Exhibit A-1

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**Confidential Treatment Requested**

Exhibit A-2

EXHIBIT B

TECHNOLOGY KNOW-HOW

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**Confidential Treatment Requested**

Exhibit B-1

EXHIBIT C

TECHNOLOGY MATERIALS

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**Confidential Treatment Requested**

Exhibit C-1

EXHIBIT D

IDENTIFIED CONSULTANTS

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**Confidential Treatment Requested**

Exhibit D-1

EXHIBIT E

OCERA EXCLUSIVE PATENTS

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
1	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	7,169,899	09/679,331	United States	9412-5
2	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	8,188,216	10/961,856	United States	9412-5DV
3	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	8,008,440	11/615,332	United States	9412-5CT
4	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery		13/218,784; 20120046441	United States	9412-5CT2
5	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	EP 1 218 403	EP 00965687.7	United Kingdom, France, Germany, Switzerland, Belgium, Denmark	9412-5EP
6	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	CA 2,284,459	CA 2,284,459	Canada	9412-5CA
7	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery	JP 5005865	JP 2001-528200; 2003-511387	Japan	9412-5JP
8	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery		JP 2011-179715; 2012-140400	Japan	9412-5JP2

**Confidential Treatment Requested**

Exhibit E-1

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
9	Combinatorial synthesis of libraries of macrocyclic compounds useful in drug discovery		JP 2012-049644; 2012-162528	Japan	9412-5JP3
10	Macrocyclic modulators of the ghrelin receptor		13/716,748; 20130211045	United States	9412-3CT3
11	Macrocyclic modulators of the ghrelin receptor	EP 2 457 893	EP 11009050.3	Europe	9412-3EP3
12	Methods of using macrocyclic modulators of the ghrelin receptor		JP 2011-177778 2012-006961	Japan	9412-3JP2
13	Methods of using macrocyclic modulators of the ghrelin receptor		JP 2012-219493 2103-40182	Japan	9412-3JP3
14	Macrocyclic ghrelin receptor modulators and methods of using the same	EP 2 644 618	EP 12195556.1	Europe	9412-25EP2
15	Spatially-defined macrocyclic compounds useful in drug discovery	EP 2 316 846	EP 10011035.2; 2316846	Europe	9412-8EP2
16	Spatially-defined macrocycles incorporating peptide bond surrogates	7,550,431	10/911,219	United States	9412-7
17	Spatially-defined macrocycles incorporating peptide bond surrogates	8,557,765	12/471,978	United States	9412-7DV
18	Spatially-defined macrocycles incorporating peptide bond surrogates	EP 1648923	EP 04761607.3 Abandoned	United Kingdom, France, Germany, Switzerland	9412-7EP
19	Spatially-defined macrocycles incorporating peptide bond surrogates	JP 4928263	JP 2006-521361; 2007-526895	Japan	9412-7JP

**Confidential Treatment Requested**

Exhibit E-2

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
20	Spatially-defined macrocycles incorporating peptide bond surrogates		CA 2,533,820 Abandoned	Canada	9412-7CA
21	Intermediates for macrocyclic compounds		12/273,638 US20090240027	United States	9412-6CT

**Confidential Treatment Requested**

Exhibit E-3

EXHIBIT F

OCERA NON-EXCLUSIVE COM PATENTS

(IDENTIFIED BY THE PARTIES AS OF THE EFFECTIVE DATE)

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
1	Conformationally-controlled biologically active macrocyclic small molecules as motilin antagonists or ghrelin agonists	7,452,862	10/911,221; 20050137127	United States	9412-8
2	Spatially-defined macrocyclic compounds useful in drug discovery	8,022,252	12/197,610 20090137817	United States	9412-8DV
3	Spatially-defined macrocyclic compounds useful in drug discovery	8,440,851	13/036,204 20110237785	United States	9412-8DVCT
4	Spatially-defined macrocyclic compounds useful in drug discovery	AU 4261329	AU 2004261329	Australia	9412-8AU
5	Spatially-defined macrocyclic compounds useful in drug discovery		CA 2,533,818	Canada	9412-8CA
6	Spatially-defined macrocyclic compounds useful in drug discovery	EP 1648922	EP 04761605.7	Europe Germany, Great Britain, Ireland, Spain, Switzerland	9412-8EP
7	Spatially-defined macrocyclic compounds useful in drug discovery	EP 2319859	EP 10011014.7	Europe Germany, Great Britain, Ireland, Spain, Switzerland	9412-8EP3
8	Spatially-defined macrocyclic compounds useful in drug discovery		IL 173,312 Abandoned	Israel	9412-8IL
9	Spatially-defined macrocycles incorporating peptide bond surrogates	JP 4928263	JP 2006-521361; 2007-527863	Japan	9412-8JP
10	Macrocyclic antagonists of the motilin receptor	US 7,521,420	10/872,142 20050054562	United States	9412-6
11	Processes for intermediates for macrocyclic compounds	US 8,497,242	13/036,484; 20110245459	United States	9412-6CT3

**Confidential Treatment Requested**

Exhibit F-1

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
12	Macrocyclic antagonists of the motilin receptor	EP 1633774	EP 04737852.6	Europe Germany, Denmark, Spain, Italy, France, United Kingdom, Ireland, Netherlands, Sweden, Switzerland	9412-6EP
13	Macrocyclic antagonists of the motilin receptor	EP 2 210 612	EP 10001568.4	Europe	9412-6EP2
14	Macrocyclic antagonists of the motilin receptor	JP 4928261	JP 2006-515603	Japan	9412-6JP
15	Macrocyclic antagonists of the motilin receptor		CA 2,528,375	Canada	9412-6CA
16	Macrocyclic modulators of the ghrelin receptor	7,476,653	11/149,731 20120165566	United States	9412-3
17	Macrocyclic modulators of the ghrelin receptor	RE42,013	12/636,048	United States	9412-3RE
18	Macrocyclic modulators of the ghrelin receptor		12/263,179 20090198050	United States	9412-3CT
19	Macrocyclic modulators of the ghrelin receptor	8,334,256	12/351,395 20090221689	United States	9412-3CT2
20	Macrocyclic modulators of the ghrelin receptor	EP 1773869	EP 05785185.9; 1773869	United Kingdom, France, Germany, Italy, Spain, Switzerland, Ireland	9412-3EP
21	Macrocyclic modulators of the ghrelin receptor	5363726	JP 2007-516620 2008-504238	Japan	9412-3JP
22	Macrocyclic modulators of the ghrelin receptor		CA 2,579,726	Canada	9412-3CA
23	Macrocyclic modulators of the ghrelin receptor		IN 7763/DELNP/2006	India	9412-3IN
24	Methods of using macrocyclic modulators of the ghrelin receptor	CN 200580028072.6	CN 200580028072.6 101111512	China	9412-3CN
25	Methods of using macrocyclic modulators of the ghrelin receptor	516589	JP 2007-516589 2008-503458	Japan	9412-2JP
26	Methods of using macrocyclic modulators of the ghrelin receptor	AU 2005264907	AU 2005264907	Australia	9412-2AU
27	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		11/577,922; 20090275648	United States	9412-4XX

**Confidential Treatment Requested**

Exhibit F-2

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
28	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		EP 06751414.1; 1891090	Europe	9412-4EP2
29	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same	5122446	JP 2008-515697 2009-508805	Japan	9412-4JP2
30	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		CA 2,583,345	Canada	9412-4CA2
31	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		IN 3011/DELNP/2007	India	9412-4IN2
32	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		12/440,802 20100093720	United States	9412-24
33	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders	EP 2054429	EP 07838009.4 2054429	Europe France, Great Britain, Ireland, Germany, Switzerland	9412-24EP
34	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		EP 11075225.0 2431380	Europe	9412-24EP2
35	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		JP 2009-527455 2010-503620	Japan	9412-24JP
36	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		CA 2,662,897	Canada	9412-24CA
37	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		CN 200780033494.1 101528765	China	9412-24CN
38	Macrocyclic antagonists of the motilin receptor for treatment of gastrointestinal dysmotility disorders		IN 1983/DELNP/2009 25720	India	9412-24IN
39	Macrocyclic ghrelin receptor modulators and methods of using the same		12/028,611 20080194672	United States	9412-25
40	Macrocyclic ghrelin receptor modulators and methods of using the same		EP 08799889.4 2118080	Europe	9412-25EP
41	Macrocyclic ghrelin receptor modulators and methods of using the same		JP 2009-549129 2010-518090	Japan	9412-25JP

**Confidential Treatment Requested**

Exhibit F-3

	Title	Patent No.	Application Serial No./ Publication No.	Country	Ref No.
42	Macrocyclic ghrelin receptor modulators and methods of using the same		CA 2,677,399	Canada	9412-25CA
43	Macrocyclic ghrelin receptor modulators and methods of using the same		CN 200880010587.7 101657436	China	9412-25CN
44	Macrocyclic ghrelin receptor modulators and methods of using the same		IN 5639/DELNP/2009	India	9412-25IN
45	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		US 12/916,205 20110105389	United States	9412-31
46	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		EP 10774101.9 2493910	Europe	9412-31EP
47	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		CA 2,778,990	Canada	9412-31CA
48	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		JP 2012-537129 2013-509434	Japan	9412-31JP
49	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		CN 201080060081.4 102812037	China	9412-31CN
50	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		IN 4233/CHENP/2012	India	9412-31IN
51	Macrocyclic ghrelin receptor antagonists and inverse agonists and methods of using the same		AU 20100313282	Australia	9412-31AU

**Confidential Treatment Requested**

Exhibit F-4

EXHIBIT G

EXCLUDED COMPOUNDS

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**Confidential Treatment Requested**

Exhibit G-1

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**Confidential Treatment Requested**

Exhibit G-2